EXHIBIT (H)(16)
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                            ADMINISTRATION AGREEMENT


         This Agreement is made this 17th day of December, 2004, by and between North Track Funds, Inc. ("North Track"), a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as an open-end diversified management investment company, and B.C. Ziegler and Company, Inc.
("Administrator"), a Wisconsin corporation.

         1. Appointment. North Track hereby appoints Administrator to furnish certain administrative services with respect to North Track and the series of North Track listed in Schedule A hereto, as such schedule may be amended from time to time. Each such series is hereinafter referred to as a "Fund." Administrator accepts such appointment and agrees to perform the services described herein.

         2. Administrative Services. Subject to the terms of this Agreement and the supervision and control of North Track's Board of Directors, Administrator shall provide the following services:

         (a) Maintenance and retention of all North Track charter documents and the filing of all documents required to maintain North Track's status as a Maryland corporation and as a registered open-end investment company;

         (b) Arrangement and preparation and dissemination of all materials for meetings of North Track's Board of Directors and committees thereof and review and retention of all minutes and other records thereof;

         (c) Preparation and, subject to approval of North Track's Chief Accounting Officer, dissemination of North Track's and each Fund's quarterly financial information to North Track's Board of Directors and preparation of such other reports relating to the business and affairs of North Track and each Fund as the officers and North Track's Board of Directors may from time to time reasonably request;

         (d) Administration of North Track's Code of Ethics and periodic reporting to North Track's Board of Directors concerning compliance therewith by persons who are "Access Persons" (as that term is defined in said Code of Ethics);

         (e) Provision of internal legal, compliance, audit, and risk management services and periodic reporting to North Track's Board of Directors with respect to such services;

         (f) Preparation or management of the preparation of responses to all inquiries by regulatory agencies, the press, and the general public concerning the business and affairs of North Track, including the oversight of all periodic inspections of the operations of North Track and its agents by regulatory authorities and responses to subpoenas and tax levies;

         (g) Handling and resolution of any complaints registered with North Track by shareholders, regulatory authorities, and the general public;

         (h) Monitoring or arranging for the monitoring of legal, tax, regulatory, and industry developments related to the business affairs of North Track and communicating such

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                                                                 EXHIBIT (H)(16)
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developments to North Track's officers and Board of Directors as they may reasonably request or as the Administrator believes appropriate;

         (i) Administration of operating policies of North Track and recommendation to North Track's officers and Board of Directors of modifications to such policies to facilitate the protection of the shareholders or market competitiveness of North Track and each Fund and to the extent necessary to comply with new legal or regulatory requirements;

         (j) Responding to surveys conducted by third parties and reporting of each Fund's performance and other portfolio information;

         (k) Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to each Fund';

         (l) Facilitating and assisting communication with beneficial owners of Fund shares by brokers and other service providers who own shares in street name;

         (m) Maintaining and paying membership fees associated with the Fund's membership in the Investment Company Institute for so long as the Board of Directors deems it advisable and appropriate to maintain such membership;

         (n) Maintaining the Fund's books and records, (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Fund's custodian or transfer agent);

         (o) Overseeing the Fund's insurance relationships;

         (p) Preparing for the Fund (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Fund's shareholders and Directors and reports to and other filings with the Securities and Exchange Commission and other governmental agency (the Fund agreeing to supply or cause to be supplied to the Advisor all necessary financial and other information in connection with the foregoing);

         (q) Preparing such applications and reports as may be necessary to register or maintain the Fund's registration and/or the registration of the shares of the Funds under the securities or "blue sky" laws of the various states selected by the Fund's Distributor (a Fund or Funds agreeing to pay all filing fees or other similar fees in connection therewith);

         (r) Responding to all inquiries or other communications of shareholders, if any, which are directed to the Advisor, or if any such inquiry or communication is more properly to be responded to by the Fund's custodian, transfer agent or accounting services agent, overseeing their response thereto;

         (s) Overseeing all relationships between the Fund and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and

         (t) Authorizing and directing any of the Advisor's directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they

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                                                                 EXHIBIT (H)(16)
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are elected. All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any such Directors, officers or employees of the Advisor.

         3. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Administrator under this Agreement, Administrator may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of North Track's Board of Directors, make use of (i) its affiliated companies, if any, and their directors, officers, and employees and (ii) subcontractors selected by Administrator, provided that Administrator shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Administrator or such parties.

         4. Instructions, Opinions of Counsel, and Signatures. At any time Administrator may request instructions regarding North Track from any duly authorized agent of North Track, and may consult counsel for North Track or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. Administrator shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by North Track or such counsel believed by Administrator to be genuine and to have been signed by the proper person or persons, and shall not be held to have notice of any change of authority of any officer or agent of North Track, unless such change was authorized by a duly authorized employee of Administrator or Administrator shall have received written notice thereof from North Track.

         5. Expenses Borne by North Track. Except to the extent expressly assumed by Administrator herein or under a separate agreement between North Track and Administrator and except to the extent required by law to be paid by Administrator, North Track shall pay all costs and expenses incidental to the organization, operations, and business of North Track and each Fund. Without limitation, such costs and expenses shall include, but not be limited to:

         (a) All charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property;

         (b) All charges for equipment or services used for obtaining price quotations or for communication between Administrator or North Track and the custodian, transfer agent, or any other agent selected by North Track;

         (c) All charges for investment advisory, portfolio management, and fund accounting and pricing services provided to North Track by the Administrator, or any other provider of such services;

         (d) All charges for services of North Track's independent auditors and for services to North Track by legal counsel;

         (e) All compensation of directors and officers, other than those employed by Administrator or its affiliates, all expenses of North Track's officers and directors incurred in connection with their services to North
Track, and all expenses of meetings of the directors or committees thereof;
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                                                                 EXHIBIT (H)(16)
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         (f) All expenses incidental to holding meetings of shareholders, including expenses of printing and supplying to each record-date shareholder notice and proxy solicitation material, and all other proxy solicitation expenses;

         (g) All expenses of printing of annual or more frequent revisions of North Track prospectus(es) and of supplying each existing shareholder with a copy of a revised prospectus; provided, however, that any such expenses with respect to copies for persons other than existing shareholders or regulatory agencies shall be paid by North Track's distributor;

         (h) All expenses incurred in connection with the sale, marketing and distribution of Fund shares;

         (i) All charges of transfer agents with respect to Fund shares;

         (j) All expenses related to preparing and transmitting certificates representing Fund shares, if any;

         (k) All expenses of bond and insurance coverage required by law or deemed advisable by North Track's Board of Directors;

         (l) All brokers' commissions and other normal charges incident to the purchase, sale, or lending of Fund securities;

         (m) All license fees assessed by any securities exchange or other party for the use by a Fund of any trade name or other proprietary information or intellectual property of such exchange or party;

         (n) All taxes and governmental fees payable to federal, state, or other governmental agencies, domestic or foreign, including all stamp or other transfer taxes;

         (o) All expenses of registering and maintaining the registration of North Track under the 1940 Act and, to the extent no exemption is available, expenses of registering North Track shares under the 1933 Act, of qualifying and maintaining qualification of North Track and of North Track shares for sale under the securities laws of various states or other jurisdictions and of registration and qualification of North Track under all other laws applicable to North Track or its business activities; and

         (p) All interest on indebtedness or commitment fees for letters of credit, if any, incurred by North Track or a Fund.

         6. Allocation of Expenses Borne by North Track. Any expenses borne by North Track that are attributable solely to the organization, operation, or business of a Fund shall be paid solely out of Fund assets. Any expense borne by North Track which is not solely attributable to a Fund, nor solely to any other series of shares of North Track, shall be apportioned in such manner as Administrator determines is fair and appropriate, or as otherwise specified by North Track's Board of Directors.

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                                                                 EXHIBIT (H)(16)
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         7. Expenses Borne by Administrator.

         (a) Administrator at its own expense shall furnish all executive and other personnel, office space, and office facilities required to render the services set forth in this Agreement. However, Administrator shall not be required to pay or provide any credit for services provided by North Track's custodian, transfer agent, or other agents without additional cost to North Track.

         (b) In the event that Administrator pays or assumes any expenses of North Track or a Fund not required to be paid or assumed by Administrator under this Agreement, Administrator shall not be obligated hereby to pay or assume the same or similar expense in the future.

         8. Administration Fee. For the services rendered and charges assumed and paid by Administrator hereunder, North Track shall pay to Administrator out of the assets of each Fund fees at the annual rate for such Fund as set forth in Schedule A to this Agreement. For each Fund, the administrative fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of North Track, determined in the manner established by the Board of Directors, as of the close of business on the last preceding business day on which the Fund's net asset value was determined.

         9. Reduction of Compensation and Reimbursement of Expenses. Administrator may voluntarily reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation due to Administrator or make any future payment to limit expenses of a Fund hereunder. Any such reduction or payment will be agreed upon prior to accrual of the related expense or fee and will be estimated daily.

         10. Nonexclusivity. The services of Administrator to North Track hereunder are not to be deemed exclusive, and Administrator shall be free to render similar services to others.

         11. Standard of Care. Neither Administrator, nor any of its directors, officers, shareholders, agents or employees shall be liable to North Track, any Fund, or shareholders of either for any action taken or thing done by it, or its subcontractors or agents, on behalf of North Track or the Fund in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of Administrator, its subcontractors, or agents. Nothing in this Agreement shall be construed to protect any officer of Administrator from liability for violation of Section 17(h) or (i) of the 1940 Act.

         12. Liability and Indemnification.

         (a) North Track shall indemnify and hold Administrator and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its employees, agents, or subcontractors in the performance of its duties hereunder to North Track, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized agent of North

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                                                                 EXHIBIT (H)(16)
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Track or as a result of acting upon information provided by North Track in form and under policies agreed to by Administrator and North Track; provided, however, that (i) to the extent such claims, actions, suits, losses, costs, damages, or expenses relate solely to one or more Funds, such indemnification shall be only out of the assets of that Fund or group of Funds; (ii) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Administrator or its employees, agents, or subcontractors, including, but not limited to, willful misfeasance, bad faith, or negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (iii) Administrator shall give North Track prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Administrator. In any event, North Track shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

         (b) Administrator shall indemnify and hold harmless North Track from and against any and all claims, demands, expenses, and liabilities which North Track may sustain or incur arising out of, or incurred because of, the negligence or misconduct of Administrator, or its agents or contractors, or the breach by Administrator of its obligations under this Agreement, provided, however, that (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of North Track, or its other agents or contractors, and (ii) North Track shall give Administrator prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of North Track In any event, Administrator shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

         13. Effective Date, Amendment, and Termination.

         (a) This Agreement shall become effective as to any Fund as of the effective date for that Fund specified in Schedule A hereto and, unless terminated as hereinafter provided, shall remain in effect with respect to such Fund thereafter from year to year so long as such continuance is specifically approved with respect to that Fund at least annually by a majority of the directors who are not interested persons of North Track or Administrator.

         (b) As to North Track or any Fund, this Agreement may be modified or amended from time to time by mutual agreement between Administrator and North Track, and may be terminated by Administrator or North Track on at least sixty
(60) days' written notice given by the terminating party to the other party.
Upon termination as to any Fund, North Track shall pay to Administrator such compensation as may be due under this Agreement as of the date of such termination and shall reimburse Administrator for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that, in connection with a termination, a successor to any of the duties or responsibilities of Administrator hereunder is designated by North Track by written notice to Administrator, upon such termination Administrator shall promptly, and at the expense of North Track or the Fund with respect to which this Agreement is terminated, transfer to such successor all relevant books, records, and data established or maintained by Administrator under this
Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of such Fund, for assistance from personnel of Administrator in the establishment of books, records, and other data by such successor.
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                                                                 EXHIBIT (H)(16)
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         14. Assignment. Any interest of Administrator under this Agreement shall not be assigned either voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of North Track.

         15. Books and Records.

         (a) Administrator shall maintain, or oversee the maintenance by such other persons as may from time to time be approved by the Board of Directors to maintain, the books, documents, records, and data required to be kept by North Track under the 1940 Act, the laws -of the State of Maryland, or such other authorities having jurisdiction over North Track, or as may otherwise be required for the proper operation of the business and affairs of North Track.

         (b) Administrator will periodically send to North Track all books, documents, records, and data of North Track and each of its Funds listed in Schedule A that are no longer needed for current purposes or required to be retained as set forth herein. Administrator shall have no liability for loss or destruction of such books, documents, records, or data after they are returned to North Track.

         (c) Except as the parties otherwise agree, Administrator agrees that all such books, documents, records, and data which it maintains shall be maintained in accordance with Rule 31a-3 of the 1940 Act and that any such items maintained by it shall be the property of North Track. Administrator further agrees to surrender promptly to North Track any such items it maintains upon request; provided, however, that Administrator shall be permitted to retain a copy of all such items. Administrator agrees to preserve all such items maintained under Rule 31a-1 for the period prescribed under Rule 31a-2 of the 1940 Act.

         (d) North Track shall furnish or otherwise make available to Administrator such copies of the financial statements, proxy statements, reports, and other information relating to the business and affairs of each Fund or of North Track as Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this agreement.

         16. Notice. Any notice under this Agreement shall be in writing, addressed and personally delivered, telecopied (and confirmed by mail) or sent by certified mail, postage prepaid, to the other party at such address or telecopy number as such other party may designate for the receipt of such notices. Such notice shall be deemed given upon the earlier of actual receipt by the party to be notified or two business days after mailing in the manner described in the preceding sentence. Until further notice, it is agreed that the address of both North Track and Administrator is 250 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: President. With respect to any notice given hereunder to North Track, a copy shall be delivered to Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Conrad G. Goodkind, Esq., and with respect to any notice given hereunder to Administrator, a copy shall be delivered to B.C. Ziegler and Company, Inc., 250 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: General Counsel.

         17. Headings. Headings are placed herein for convenience of reference only and shall not be taken as part hereof or control or affect the meaning, construction, or effect of this Agreement.

         18. Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin.


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                                                                 EXHIBIT (H)(16)
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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date and year written above.

                                        B.C. ZIEGLER AND COMPANY, INC.


                                        By:  /s/ John J. Mulherin
                                             ----------------------------------
                                             John J. Mulherin
                                             Chief Executive Officer


                                        NORTH TRACK FUNDS, INC.


                                        By:  /s/ David G. Stoeffel
                                             ----------------------------------
                                             David G. Stoeffel, President


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                                                                 EXHIBIT (H)(16)
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                                   SCHEDULE A
                                   ----------






FUND                                      EFFECTIVE DATE         RATE OF FEE*
----                                      --------------         -----------
Dow Jones Dividend Income Fund             March 1, 2005             0.10%







----------------------------

*        Fee is based on average daily net assets of the Fund.